Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp One Manhattan West New York, NY 10001
SVB Securities LLC 1301 Avenue of the Americas, 12th Floor New York, New York 10019	TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com June 27, 2022

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RE:	Applied Therapeutics, Inc. – Public Offering of Common Stock and Warrants

Ladies and Gentlemen:

We have acted as special United States counsel to Applied Therapeutics, Inc., a Delaware corporation (the “Company” or “Our Client”), in connection with the Underwriting Agreement, dated June 22, 2022 (the “Underwriting Agreement”), between you (the “Underwriter”) and the Company, relating to the sale by the Company to the Underwriter of 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), 10,000,000 pre-funded warrants (“Pre-Funded Warrants”) and 30,000,000 accompanying warrants of the Company (together with the Pre-Funded Warrants, the “Warrants”), each Warrant exercisable for the purchase of one share of Common Stock. The Shares and the Warrants are collectively referred to herein as the “Securities.” This opinion is being furnished to you pursuant to Section 6(b) of the Underwriting Agreement. Neither the delivery of this opinion nor anything in connection with the preparation, execution or delivery of the Underwriting Agreement or the transactions contemplated thereby is intended to create or shall create an attorney-client relationship with you or any other party except Our Client.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3 (File No. 333-238948) of the Company relating to the equity securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2020 under the Securities Act of 1933 (the “Securities Act”) and Pre-Effective Amendment No. 1 thereto allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on June 15, 2020 (such registration statement being hereinafter referred to as the “Registration Statement”);

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June 27, 2022

(b)            the prospectus, dated June 15, 2020, (the “Base Prospectus”) which forms a part of and is included in the Registration Statement;

(c)            the preliminary prospectus supplement, dated June 22, 2022 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            the prospectus supplement, dated June 22, 2022 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)            an executed copy of the Underwriting Agreement;

(f)            the Warrants executed by the Company and in the form attached as Exhibit B to the Underwriting Agreement;

(g)           an executed copy of a certificate of Chids Mahadevan, Senior Vice President of Finance and Interim Principal Financial Officer of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Officer’s Certificate”);

(h)           an executed copy of a certificate of Shoshana Shendelman, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(i)             a copy of the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), certified by the Secretary of State of the State of Delaware as of June 21, 2022, and certified pursuant to the Secretary’s Certificate;

(j)             a copy of the Company’s Amended and Restated Bylaws (the “Bylaws”), as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(k)            a copy of a written consent of the Board of Directors of the Company, adopted on June 21, 2022, and certain resolutions of the Pricing Committee thereof, adopted on June 22, 2022, certified pursuant to the Secretary’s Certificate;

(l)             a copy of a certificate, dated June 22, 2022, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware (the “Delaware Certificate”); and

(m)           copies of the Scheduled Contracts (as defined below).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

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June 27, 2022

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate and the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the federal laws of the United States of America and (iii) the General Corporation Law of the State of Delaware (the “DGCL”).

The Underwriting Agreement and the Warrants are referred to herein collectively as the “Transaction Documents.” As used herein, (a) “Organizational Documents” means those documents listed in paragraphs (i) and (j) above, (b) “Scheduled Contracts” means those agreements described on Schedule I hereto, (c) “Scheduled Orders” means the orders or decrees described on Schedule II hereto, and (d) “Disclosure Package” means the Preliminary Prospectus as amended and supplemented by the pricing information set forth on Schedule III to the Underwriting Agreement.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.              Based solely on our review of the Delaware Certificate, the Company is duly incorporated and is validly existing and in good standing under the DGCL.

2.              The Company has the corporate power and authority to execute and deliver the Underwriting Agreement and to consummate the issuance and sale of the Securities contemplated thereby under the DGCL.

3.              The Underwriting Agreement has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company under the DGCL.

4.              Neither the execution and delivery by the Company of the Underwriting Agreement nor the consummation by the Company of the issuance and sale of the Securities contemplated thereby: (i) conflicts with the Organizational Documents; (ii) constitutes a violation of, or a default under, any Scheduled Contract; (iii) contravenes any Scheduled Order or (iv) violates any law, rule or regulation of the State of New York or the United States of America or the DGCL, as applicable.

5.              Neither the execution and delivery by the Company of the Underwriting Agreement nor the consummation by the Company of the issuance and sale of the Securities contemplated thereby requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of the State of New York, the DGCL or the United States of America except for those consents, approvals, licenses and authorizations already obtained and those filings, recordings and registrations already made.

6.              The Company is not and, solely after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company” as such term is defined in the Investment Company Act of 1940.

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June 27, 2022

7.              The Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights or any similar rights arising under the DGCL or the Organizational Documents or any Scheduled Contract.

8.              The Company has authority to issue 100,000,000 shares of Common Stock, par value $0.0001 per share, and such authorized capital stock of the Company conforms as to legal matters to the description thereof contained under the caption “Description of Capital Stock” in the Preliminary Prospectus, the Prospectus and the Disclosure Package.

9.              The Warrants have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Warrants are delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

10.            The 30,000,000 shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued and delivered upon due exercise of the Warrants against payment therefor in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights or any similar rights arising under the DGCL, the Organizational Documents or any Scheduled Contract. The resolutions of the Board of Directors of the Company approving the issuance of the Warrants state that they have reserved the Warrant Shares for issuance.

11.            The statements in the Prospectus and the Disclosure Package in paragraphs two, four, five, eight, nine, ten and eleven under the caption “Underwriting,” insofar as such statements purport to summarize certain provisions of the Underwriting Agreement, fairly summarize such provisions in all material respects.

12.            The statements in the Prospectus and the Disclosure Package under the caption “Description of Capital Stock,” insofar as such statements purport to summarize certain provisions of the Organizational Documents, fairly summarize such provisions in all material respects.

13.            The statements in the Prospectus and the Disclosure Package under the caption “Description of Warrants,” insofar as such statements purport to summarize certain provisions of the Warrants, fairly summarize such provisions in all material respects.

The opinions stated herein are subject to the following qualifications:

(a)            we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)           except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to the Transaction Document with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Transaction Document;

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June 27, 2022

(c)            we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d)           except to the extent expressly stated in paragraph 6, we do not express any opinion with respect to any securities, antifraud, consumer credit, debt collection, privacy, derivatives or commodities laws, rules or regulations, Regulations T, U or X of the Board of Governors of the Federal Reserve System or laws, rules or regulations relating to national security;

(e)            except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(f)            we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Documents, including the sale of the Securities, will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company;

(g)            we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(h)            to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

(i)             we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(j)             in rendering the opinion set forth in paragraph 10 above, we have assumed that the exercise price of such Warrants will be at least equal to the par value of the shares of Common Stock issuable upon exercise of such Warrants at the time of exercise;

(k)            we have assumed that the issuance of the Securities and the Warrant Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Articles of Incorporation, the Bylaws or the Scheduled Contracts); and

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(l)             the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein without regard to any agreement or other document referenced in such agreement (including agreements or other documents incorporated by reference or attached or annexed thereto).

In addition, in rendering the foregoing opinions we have assumed that:

(a)            except to the extent expressly stated in the opinions contained herein with respect to the Company, neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations under each of the Transaction Documents: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject; and

(b)            except to the extent expressly stated in the opinions contained herein with respect to the Company, neither the execution and delivery by the Company of the Transaction Documents nor the enforceability of each of the Transaction Documents against the Company requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

This opinion is being furnished only to you as the Underwriter and is solely for your benefit in connection with the closing occurring today and the offering of the Securities, in each case pursuant to the Underwriting Agreement. Without our prior written consent, this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person or entity for any purpose, including any other person or entity that acquires any Securities or shares of Common Stock issuable upon exercise of any Warrants or that seeks to assert the rights of an Underwriter in respect of this opinion (other than an Underwriter’s successor in interest by means of merger, consolidation, transfer of a business or other similar transaction).

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom

ALN

Schedule I

Scheduled Contracts

1.	Registration Rights Agreement, dated November 7, 2019, by and among the Company and the Purchasers.

2.	Securities Purchase Agreement, dated November 7, 2019, by and among the Company and the Purchasers.

3.	Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated November 5, 2018.

4.	Form of Warrant, issued to affiliates of Brookline Capital Markets, a division of CIM Securities, LLC, on March 13, 2017.

5.	Form of Warrant, issued to affiliates of Brookline Capital Markets, a division of CIM Securities, LLC, on November 5, 2018.

6.	Form of Warrant, issued to affiliates of Brookline Capital Markets, a division of CIM Securities, LLC, on April 9, 2019.

7.	Exclusive License Agreement by and between the Registrant and The Trustees of Columbia University in the City of New York, dated October 26, 2016.

Schedule II

Scheduled Orders

None.

Exhibit A

Officer’s Certificate

Officer’s Certificate

June 27, 2022

I, Chids Mahadevan, am the duly elected, qualified and acting Senior Vice President of Finance of Applied Therapeutics, Inc., a Delaware company (the “Company”). I understand that pursuant to Section 6(b) of the Underwriting Agreement (the “Underwriting Agreement”) dated June 22, 2022, between the Company and SVB Securities LLC (the “Underwriter”), Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion as of the date hereof (the “Opinion”) to the Underwriter with respect to the Underwriting Agreement. I further understand that SASM&F is relying on this Officer’s Certificate and the statements made herein in rendering such Opinion.

With regard to the foregoing, on behalf of the Company, I hereby certify that:

1.            I am familiar with the business of the Company and its subsidiaries, and due inquiry has been made of all persons deemed necessary or appropriate to verify or confirm the statements contained herein.

2.            SASM&F may rely on the respective representations and warranties that the Company has made in the Underwriting Agreement and each of the certificates delivered pursuant thereto. I have made a careful review of each of such representations and warranties and hereby confirm, to the best of my knowledge and belief, that such representations and warranties are true, correct and complete on and as of the date of this Officer’s Certificate.

3.            Copies of the agreements or instruments listed on Schedule I to the Opinion have been delivered to SASM&F and such copies are true and correct copies of such agreements and instruments, and such agreements and instruments have not been amended, modified or supplemented except as identified on such Schedule I.

4.            None of the assets of the Company and its subsidiaries on a consolidated basis and on an unconsolidated basis consist of Margin Stock.

5.            The Company is primarily engaged directly in the business of developing novel product candidates against validated molecular targets in indication of high unmet need; and the Company has not and is not engaged in, and does not propose to engage in, the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding.

6.            The Company’s Research and Development Expenses, for the last four fiscal quarters combined, are a substantial percentage of its total expenses for the same period.

7.            The Company’s net income derived from Investments in Securities, for the last four fiscal quarters combined, does not exceed twice the amount of its Research and Development Expenses for the same period.

8.            The Company’s expenses for investment advisory and management activities, investment research and custody, for the last four fiscal quarters combined, do not exceed five percent (5%) of its total expenses for the same period.

9.            The Company’s Investments in Securities are Capital Preservation Investments.

10.          The Company’s Board of Directors has adopted a written investment policy with respect to the Company’s Capital Preservation Investments.

11.          The Company does not hold itself out as being engaged in the business of investing, reinvesting or trading in Securities, and it is not a special situation investment company.

12.          The Company is primarily engaged directly in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in Securities, as evidenced by:

(a)            The activities of its officers, directors and employees;

(b)            Its public representations of policies;

(c)            Its historical development; and

(d)           An appropriate resolution of its Board of Directors, which resolution or action has been recorded contemporaneously in its minute books or comparable documents.

13.          As used in paragraph 4 of this Officer’s Certificate, the following term shall have the following meaning:

“Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.

14.          As used in paragraphs 5 through 12 and in paragraph 14 of this Officer’s Certificate, the following terms shall have the following meanings:

All assets shall be valued in accordance with Section 2(a)(41)(A) of the Act:

“Act” means the Investment Company Act of 1940.

“Board of Directors” means the Company’s board of directors or an appropriate person or persons performing similar functions for any company not having a board of directors.

“Capital Preservation Investment” means an investment that is made to conserve capital and liquidity until the funds are used in the Company’s primary business or businesses.

“controlled primarily” means legal entities in which the Company owns more than 25% of the Voting Securities and owns more Voting Securities than any other person.

“Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.

“investments made pursuant to a collaborative research and development arrangement” means an investment in an investee made pursuant to a business relationship which:

(a)            is designed to achieve narrowly focused goals that are directly related to, and an integral part of, the Company’s research and development activities;

(b)            calls for the Company to conduct joint research and development activities with the investee or a company controlled primarily by, or which controls primarily, the investee; and

(c)            is not entered into for the purpose of avoiding regulation under the Act.

“Investments in Securities” means all Securities other than securities issued by Majority-Owned Subsidiaries and legal entities controlled primarily by the Company that conduct similar types of businesses, through which the issuer is engaged primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities.

“Majority-Owned Subsidiary” means a legal entity in which the Company owns 50% or more of the Voting Securities issued by the legal entity.

“Other Investment” means an Investment in Securities that is not a Capital Preservation Investment.

“Research and Development Expenses” means research and development expenses as defined in FASB Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs, as currently in effect or as it may be subsequently revised.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Voting Security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or its equivalent, e.g., general partner or manager of a limited liability company).

IN WITNESS WHEREOF, I, the undersigned, have duly executed this Officer’s Certificate as of the date first written above.

APPLIED THERAPEUTICS, INC.

By:	/s/ Chids Mahadevan
	Name:	Chids Mahadevan
	Title:	Senior Vice President of Finance